Exhibit 21.1

Subsidiaries of the Registrant:

Name:	State or other Jurisdiction of Incorporation:
Broadridge (Suisse) S.A.	Switzerland
Broadridge Securities Processing Solutions, Inc.	Delaware
Power Securities Systems, Inc.	Connecticut
Broadridge Output Solutions, Inc.	Delaware
Broadway, Inc.	Delaware
Broadridge Financial Information Solutions (Japan) Inc.	Japan
Broadridge (Canada) ULC	Canada
Broadridge Trading Trf. Corp.	Delaware
Broadridge Investor Communication Solutions, Inc.	Delaware
ADP Clearing & Outsourcing Services, Inc.	New York
Broadridge Financial Solutions (Canada) Inc.	Canada
Broadridge Nederland III B.V.	Netherlands
Broadridge Software Limited	Canada
Broadridge Investor Communications Corporation	Canada
Broadridge Nederland II B.V.	Netherlands
Broadridge (Australia) Pty. Ltd.	Australia
ICJ Inc.[1]	Japan
Broadridge Financial Solutions International, Ltd.	United Kingdom
Broadridge (Deutschland) GmbH	Germany
Broadridge Nederland I B.V.	Netherlands
BR Financial Solutions Inc.	New Jersey
Broadridge Financial Solutions Ltd.	United Kingdom
BR Financial Solutions Limited	United Kingdom
Broadridge Asia Pacific Limited	Hong Kong
Broadridge Czech Republic s.r.o.	Czech Republic
Broadridge Financial Solutions (India) Private Limited	India

(1)	Less than 100% owned.